Exhibit 99.1

PRESS RELEASE	CONTACT:	Douglas Russell Rotonics Manufacturing Inc. (310) 538-4932

FOR IMMEDIATE RELEASE

October 14, 2004

ROTONICS MANUFACTURING INC. ANNOUNCES FIRST QUARTER EARNINGS
NET SALES INCREASED 35% AND NET INCOME INCREASED 232%

Gardena, California (October 14, 2004) – Rotonics Manufacturing Inc. (ASE:  RMI) today announced that first quarter net income was $657,800, or $.05 per common share, on net sales of $11,969,500 compared to net income of $198,400, or $.02 per common share, on net sales of $8,874,900 for the same period last year.

We were pleased with the notable improvements in our sales and results of operations during the current period.  We continue to benefit from prior capital expenditure projects that have added to and improved our product offerings as well as our overall productivity.  During fiscal 2005, we plan to continue this focus and have kicked it off with the addition of three new roto-molding machines that will be placed into service over the next several months.  These prior and current expenditures, coupled with our focused marketing efforts, an improved marketplace, and an additional week of operations, provided the catalyst that has resulted in a 14% to 58% sales increase for each of our product groups.  Our operating divisions remain energized by these results and by the future prospects that are evident in our current backlogs.

Overall earnings increased by $459,400 to $657,800 for the three months ended September 30, 2004, compared to $198,400 for the same period last year.  The increase is attributed to the improved sales reported in the current period and our ability to stave off rising productions costs through our operating efficiencies, our ongoing elimination of wasteful costs, and our systematic product price increases.  As a result, we were able to improve our gross margins by 1.8% in the current period.  We remain optimistic that we will be able to obtain similar positive results in future periods.

Learn more about RMI and its multitude of rotonically processed plastic products on our website at www.rotonics.com.

ROTONICS MANUFACTURING INC.
Selected Financial Information

	Three Months Ended September 30,
	2004	2003

Net sales	$11,969,500	$8,874,900

Income before taxes	$1,100,600	$331,000

Income tax provision:
Current	(478,900)	(154,700)
Deferred	36,100	22,100
	(442,800)	(132,600)
Net income	$657,800	$198,400

Income per common share
Basic/diluted:
Net income per common share	$.05	$.02

Stockholders’ equity (1)	$17,834,100	$17,118,200

Net book value per common share (2)	$1.49	$1.39

Common shares outstanding as of September 30,	11,978,300	12,325,200

(1)                                Net of treasury stock acquired and subsequently retired amounting to $4,800 and $163,900 for the three months ended September 30, 2004 and 2003, respectively.

(2)                                Computed on the basis of the actual number of common shares outstanding as of September 30, 2004 and 2003, respectively.